Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DENALI HOLDING INC.

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

Denali Holding Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Third Amended and Restated Certificate of Incorporation of the Corporation is hereby amended solely to reflect a change in the name of the Corporation by deleting Article FIRST thereof and inserting the following in lieu thereof:

FIRST. The name of the corporation is “Dell Technologies Inc.”

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed by its duly authorized officer this 25th day of August, 2016.

DENALI HOLDING INC.

By:	/s/ Tyler Johnson
Name:	Tyler Johnson
Title:	Vice President and Treasurer